Exhibit 99.1

NU LOGO   Northeast                               P. O. Box 270
          Utilities System             Hartford, CT  06141-0270
                                              107 Selden Street
                                              Berlin, CT  06037
                                                 (860)-665-5000
                                                     www.nu.com


News Release


Contact:       Jeffrey R. Kotkin
Office:          (860) 665-5154


 NU TO RESTATE SECOND AND THIRD QUARTER 2004 FINANCIAL STATEMENTS;
                REVISES EARNINGS GUIDANCE FOR 2004

     BERLIN, Connecticut, January 25, 2005-Northeast Utilities (NU-
NYSE) today announced that it will restate its second and third quarter 2004 financial statements and is lowering its previous 2004 earnings guidance. These actions result from a determination that mark-to-market accounting, rather than accrual accounting, is the correct accounting for certain natural gas contracts established to mitigate the risk of electricity purchased in anticipation of winning certain levels of wholesale electric load in New England.

     NU reported in November 2004 that its competitive marketing subsidiary, Select Energy, Inc., had not won its expected level of New England wholesale load for 2005. NU also said that adverse movements in commodity prices had negatively affected positions taken in anticipation of achieving targeted sales goals.

     While NU is recording losses on those natural gas contracts in 2004, the electricity contracts Select Energy secured to serve the anticipated wholesale load currently have significant value and are expected to benefit 2005 results. Those electricity contracts will remain on accrual accounting.

     Under mark-to-market accounting, changes in the fair value of the natural gas contracts are recorded in earnings currently, rather than as the natural gas is delivered, as under accrual accounting. NU has concluded that its use of accrual accounting for those natural gas contracts in the second and third quarters of 2004 was not correct and will mark them to market when it restates results from those quarters and reports year-end 2004 results.

     As a result of the use of mark-to-market accounting, NU will record an after-tax loss of $48.3 million, or $0.38 per share, in 2004 attributable to those contracts. Approximately $42 million of that loss is attributable to 2005 contracts and $6 million is associated with 2006 contracts. Reported second quarter 2004 earnings will be increased from $22.9 million to $24.0 million and third quarter 2004 results will be reduced from previously reported earnings of $39.1 million to a loss of $7.9 million. A $2.4 million loss on these contracts will be reflected in fourth quarter earnings, resulting in losses on the contracts in 2004 of $48.3 million.

       In addition to the changes in its competitive business results, NU now expects that its regulated businesses will be at or above their previously disclosed 2004 earnings range due to better than anticipated fourth quarter results. NU also expects previously estimated "Parent and Other" 2004 losses to increase as a result of write-downs of certain non-core investments totaling approximately $9 million, or 7 cents per share, for the full year. As a result of these developments, NU today revised its 2004 earnings per share guidance as follows:

                             - more -

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                     Previous guidance     Current guidance
                     -----------------     ----------------
        2004

     Regulated          $1.13-$1.19       $1.19-$1.24
     Businesses

    Competitive         $0.23-$0.25       ($0.15-$0.10)
     Businesses

     Parent and        ($0.11-$0.09)      ($0.19-$0.17)
       Other

     2004 Total         $1.25-$1.35       $0.85-$0.97

     Because losses associated with the mark-to-market accounting will be recognized in 2004, NU now believes that its 2005 earnings could increase significantly, compared to its previous guidance, subject to market volatility and other risks. However, Charles W. Shivery, NU chairman, president, and chief executive officer, said, "Our competitive businesses have been unable to sustain the kind of financial performance we expect and, as a result, we are undertaking a comprehensive review of each of our competitive business lines in which the full range of alternative strategies will be considered. We expect to complete this review within the next several weeks and will provide new 2005 earnings guidance for those businesses and for NU as a whole at that time."

     Shivery added that NU expects its regulated businesses to earn between $1.22 per share and $1.30 per share in 2005 and losses in its "Parent and Other" category to total between $0.08 per share and $0.13 per share in 2005. These ranges are unchanged from previous guidance.

     The application of mark-to-market accounting for these natural gas contracts is not expected to have an impact on NU's cash flows or dividend policy in 2005. The company obtained the approval of the Audit Committee of the NU Board of Trustees and the concurrence of its independent auditor, Deloitte & Touche LLP, in the application of mark-to-market accounting and the decision to restate the second and third quarter 2004 financial statements.

     NU has approximately 129 million common shares outstanding.
It operates New England's largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.



     This news release includes statements concerning NU's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. In some cases the reader can identify these forward looking statements by words such as "estimate", "expect", "anticipate", "intend", "plan", "believe," "forecast", "should", "could", and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, changes in the ability to sell electricity positions and close out natural gas positions at anticipated margins, obtaining new contracts at anticipated volumes and margins, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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